Nevada Gold Announces Agreement to Purchase Tenth Mini-Casino in Washington

HOUSTON, May 23, 2011 – Nevada Gold & Casinos, Inc. (NYSE Amex: UWN) announced today that it has signed an agreement to purchase the Red Dragon mini-casino in Mountlake Terrace, Washington for $1.25 million.  The transaction will be financed by cash on hand, stock and seller paper. Upon closing of this transaction Nevada Gold will own and operate the only two mini-casinos currently operating in Mountlake Terrace.

“This is an attractive acquisition opportunity that includes many of the attributes found in our previous Washington mini-casino purchases. This acquisition will build on the success of our existing Mountlake Terrace mini-casino and will be integrated seamlessly, with no significant additional overhead expense, into our excellent management infrastructure in Washington. We expect to reenergize the operation of this facility and apply some of the same management techniques and strategies that are driving very positive results at the other mini-casinos we acquired,” said Robert Sturges, CEO of Nevada Gold.

Closing of the acquisition is subject to customary closing conditions, including licensing and necessary approvals among other conditions. Details of the transaction will be available in the Form 8-K to be filed by the Company later this week.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate,” “believe,” “expect,” “future,” “intend,” “plan,” and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold

Nevada Gold & Casinos, Inc. (NYSE Amex: UWN) of Houston, Texas is a developer, owner and operator of 10 gaming facilities in Colorado and Washington. The following properties are wholly owned and operated by Nevada Gold: Colorado Grande Casino in Cripple Creek, Colorado, the Crazy Moose Casinos in Pasco and Mountlake Terrace, Washington, Coyote Bob's Roadhouse Casino in Kennewick, Washington, the Silver Dollar Casinos in Seatac, Mill Creek and Renton, Washington, the Club Hollywood located in Shoreline, Washington, the Royal Casino located in Everett, Washington and the Golden Nugget Casino located in Tukwila, Washington. The Company has an interest in Buena Vista Development Company, LLC which is working with the Buena Vista Rancheria of Me-Wuk Indians on a Native American casino project to be developed in the city of Ione, California. The Company has a signed management agreement including equity participation for development of a casino and hotel immediately adjacent to the Las Vegas Motor Speedway. For more information, visit www.nevadagold.com.

Contacts:
Nevada Gold & Casinos, Inc.
Robert B. Sturges, CEO or Jim Kohn, CFO
(713) 621-2245

ICR
Don Duffy
(203) 682-8200